EXHIBIT (20)

[ATL Logo]


                                       For Immediate Release
                        Contact:  Anne Bugge, (206) 487-7427



    COMPANY ANNOUNCES NAME CHANGE TO ATL ULTRASOUND, INC.


BOTHELL, Washington, July 2, 1997--Advanced Technology
Laboratories, Inc. (Nasdaq:ATLI) announced today that it has completed its name change to ATL Ultrasound, Inc.

ATL Ultrasound will continue to be traded under the Nasdaq symbol ATLI. The action by the Company is a corporate name change only, and no exchange of outstanding stock certificates will be required.

"Our former legal name has served us well for almost 30 years, however, it does not communicate our primary purpose as a corporation," said Dennis C. Fill, ATL's Chairman and CEO. "ATL Ultrasound directly states who we are and our dedicated focus on ultrasound."

ATL is a worldwide leader in the development, manufacture, distribution and service of diagnostic medical ultrasound systems. Headquartered near Seattle, Washington, the Company reported revenues of $419.2 million in 1996. Press releases and other corporate information are available on ATL's web site at http://www.atl.com

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